Exhibit 99.1 Press release of 8/3/06

Chembio Receives First Order from PEPFAR’s Supply Chain Management System

MEDFORD, N.Y. - August 3, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) has received its first order from the new Supply Chain Management System (SCMS) established recently under the auspices of the U.S. President’s Emergency Plan for AIDS Relief (PEPFAR). The order is for 50,000 HIV 1/2 STAT-PAK(TM) tests to be used in connection with the ongoing scale-up of rapid testing in Nigeria. This ramp up in testing will be necessary in order for the country, one of the fifteen original PEPFAR focus countries, to meet its HIV treatment targets under PEPFAR and other programs.

SCMS is designed to improve the supply chain that delivers an uninterrupted supply of high-quality, affordable products abroad. The project will focus on better forecasting to determine what products are needed, as well as aggregating demand and improving systems for storage, transport and distribution. The SCMS supply chain will be transparent, accountable and tailored to specific country needs. The SCMS project team is led by the Partnership for Supply Chain Management (PSCM), a nonprofit organization established by JSI Research & Training Institute (JSI) and Management Sciences for Health (MSH). The project team includes 17 institutions including large multinationals Northrop Grumman Information Technology and UPS Supply Chain Solutions.

Chembio believes it is extremely well positioned to participate in ongoing procurements from SCMS as a result of its competitively priced, FDA-approved products that are manufactured in the United States. Further information on SCMS can be viewed at http://portalprd1.jsi.com/portal/page?_pageid=273,4810405,273_4810524&_dad=portal&_schema=PORTAL.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group
Investors: James Carbonara/Andrea Raetzer
Media: Susan Morgenbesser
212-825-3210